Exhibit 10.1

Personal and Confidential

Date:       September 10, 2012

To:          Jeffrey L. Singer

SUBJECT: Mutual Termination Agreement and Release

This Mutual Termination Agreement and Release (“Agreement and Release”) between Universal Hospital Services, Inc. (hereinafter “UHS”) and you relates to your termination from employment with UHS, which will be effective on 10/01/2012 (“Termination Date”).  The purpose of this Agreement and Release is to set forth the terms of your separation from employment with UHS.

1.              Regular Separation Terms

In connection with your employment termination, you have the following rights and options:

a.               Salary.  You will receive your current base pay through the Termination Date, in accordance with UHS’ normal payroll practices.

b.              PTO.  You will receive a lump sum payment for your accrued and unused PTO balance as of your Termination Date.  This amount will be paid on or about October 19, 2012 and subject to all applicable withholding deductions.

c.               Medical and Dental Coverage.  Effective the first day of the month following your Termination Date, you may elect at your expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent you are eligible, subject to the Enhanced Separation Terms below. You will separately receive the appropriate COBRA application form and rates from Optum Health Financial Corporation within 30 days of your Termination Date. You may contact Optum directly at 800-588-2020.

d.              Life Insurance.  Your company-paid life insurance remains in effect after your Termination Date until the end of that month.  Effective the first day of the month following your Termination Date, you may elect at your expense to continue such life insurance by paying premiums yourself directly to Optum.

IND - 052209	Confidential Mutual Termination Agreement and Release

e.               Disability Insurance.  Your short-term and long-term disability benefits end at midnight on your Termination Date.  No conversion to an individual policy is provided for either coverage.

f.                 Long Term Savings Plan.  If you are a participant in the Long Term Savings Plan, your active participation in that Plan will end on your Termination Date.  Within 60 days from your Termination Date, you will receive a termination packet from Fidelity, which provides detailed information with regard to your account.  You may also contact Fidelity directly at 800-835-5097.  You have access to your account 24 hours a day at www.401k.com for automated transactions or to request a distribution.  We encourage you to seek competent tax advice to fully understand the tax consequences applicable to your distribution options.

g.              Pension.  If you are eligible for pension benefits under the UHS Employee’s Pension Plan, your pension benefit information will be sent to you within 60 days from your Termination Date.

2.              Enhanced Separation Benefits

If you sign and return this Agreement and Release and you do not rescind or breach this Agreement and Release, UHS will provide you with the following additional payments and benefits, which exceed the nature and scope of those to which you would otherwise be entitled and which you acknowledge and agree constitute adequate consideration for your promises herein.  The process for accepting and rescinding the terms of this Agreement and Release is set forth in sections 4 and 5 below.

a.               Severance Pay.  Under the terms of the UHS Severance Plan, you will receive $252,601.56 representing 52 weeks of severance pay at your current base pay.  Such amount will be paid out of payroll on a bi-weekly basis and is subject to applicable withholding deductions.  UHS will begin making such payments as soon as practicable following the effectiveness of the release described in section 3 below.

b.              Incentive Pay.  Under the terms of the UHS Executive Severance Plan, you will receive a prorated portion of your incentive payment earned for 2012, based upon the number of days you were employed during 2012.  Such incentive payment will be payable in 2013 at the time annual incentive payments are paid to other UHS executives.

c.               Medical and Dental Premiums.  As noted above, you may elect at your expense to continue group health and dental benefits under COBRA for up to 18 months to the extent that you are eligible.  UHS will pay you $13,161.96 in a lump sum, which represents 12 months of COBRA continuation coverage and is subject to applicable withholding deductions.  UHS will make such payment as soon as practicable following the effectiveness of the release described in section 3 below.

d.              Outplacement Assistance.  Career transition and planning services will be provided through Right Management Consultants and paid for by UHS at the twelve-month Professional Management Services level, provided you execute this Agreement and Release without rescission.  Such services must be completed within 12 months following your Termination Date.  Contact Right Management Consultants at 952-857-2214 for more information on career transition services.

e.               Deductions.  Normal deductions which UHS is obligated by law to deduct, or which UHS in good faith believes it is obligated by law to deduct, will be deducted by UHS from any payments made or to be made by UHS under this Agreement and Release.

3.              Release of Claims

In exchange for receiving payments and other consideration as described, you agree on your own behalf and on behalf of anyone claiming rights through you, to fully and finally release, waive and forever discharge UHS, its affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Agreement and Release, whether known or unknown to you; however, you are not prohibited from pursuing claims for any employee benefit vested and accrued in your favor as of your Termination Date.

You agree that this Agreement and Release is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Released Parties that you have up to the date of your acceptance of this Agreement and Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human rights laws and any other applicable federal, state, local or foreign  law, regulation, ordinance or order.  The above release of claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date you sign this Agreement and Release, nor does it prohibit you from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”).  Notwithstanding the foregoing, you release and waive any right you may have to obtain monetary relief or compensation awarded by the EEOC.  You further agree to not voluntarily assist or participate in any lawsuits brought by other individuals against UHS, unless such assistance is requested by the UHS.

4.     Acceptance of this Agreement and Release

You acknowledge that, before signing this Agreement and Release, you were given a period of at least 21 days from the date of receipt of this Agreement and Release to consider it.  To accept the terms of this Agreement and Release, you must sign and date it within the 21-day consideration period or by the end of the workday on your

Termination Date, whichever is later.  You may not sign this Agreement and Release before your Termination Date.  After you have signed and dated this Agreement and Release, you must send or return it to UHS by hand or by mail within the 21-day period that you have to consider it.  Any changes to this Agreement and Release whether material or not will not restart the running of the 21-day period.

To accept this Agreement and Release, sign and return it to Walter Chesley, Senior Vice President, Human Resources, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439

If you choose to return this Agreement and Release by mail, it must be properly addressed and postmarked within the 21-day consideration period and sent by certified mail, return receipt requested, first-class postage prepaid.

If you sign this Agreement and Release before the end of the 21-day consideration period, it will be your voluntary decision to do so because you have decided that you do not need any additional time to decide whether to sign it.   You waive any right you might have to additional time beyond the 21-day consideration period within which to consider this Agreement and Release.

You have been advised by UHS to consult with an attorney before signing this Agreement and Release and this sentence constitutes such advice in writing.

5.              Rescission of this Agreement and Release

At any time for a period of 15 days after you have signed this Agreement and Release (not counting the day you signed it), you may rescind it.  This Agreement and Release will not become effective or enforceable until the 15-day rescission period has expired without you rescinding it.  To rescind your acceptance, you must send by mail or hand-deliver a written, signed statement of rescission of your acceptance to UHS within the 15-day rescission period. Any statement of recession of acceptance must be directed to Walter Chesley, Senior Vice President, Human Resources, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If you choose to return it by mail, it must be properly addressed and postmarked within 15 days after you signed the Agreement and Release and sent by certified mail, return receipt requested, first-class postage prepaid.

6.     Outstanding Obligations

You agree that before your Termination Date, you will satisfy all outstanding personal obligations associated with your employment with UHS, including, but not limited to, outstanding expense reports and travel advances, and the balance on any company credit card you hold.

Before the end of your Termination Date, unless otherwise agreed to, you must return to UHS all company property, including without limitation, any cellular telephone, pagers, PDA, laptops, all computer equipment, diskettes, books and marketing material, reference material, notes, documents, customer and vendor information, keys, security cards, files and any proprietary and/or confidential information, including but not limited to confidential information relating to customer lists, employees, pricing for products and services and strategic planning information.  You must also purge all information and data relating to UHS from any home or personal computer or other electronic device, without retaining any copies of such information or data and you agree upon request to sign and return the attached Acknowledgment of Returned Property after your Termination Date.

7.              Confidentiality

You agree that this Agreement and Release will remain confidential and will not be disclosed except to your spouse, financial advisor, legal counsel or to a prospective employer, who should be advised only on a need to know basis, or as may be required by law or in any legal proceeding to enforce your rights hereunder.

8.              Cooperation

You agree to be available to UHS, and any attorneys or agents acting on UHS’ behalf, and to cooperate in good faith with UHS, concerning any litigation or administrative claims or investigations that involve UHS and arise out of any incidents that occurred during your employment of which you have knowledge.

You agree not to incur, as an employee, any additional business expenses relating to UHS after your last day of being actively at work.  UHS agrees to reimburse you for those out of pocket business expenses relating to UHS, which you incurred on or before your last day of being actively at work, for which you have not been reimbursed to date, in accordance with UHS’ standard expense reimbursement policies and procedures.

You agree not to make, confirm or cause or attempt to cause any other person to make or confirm, any written or oral information about UHS, which is disparaging about UHS or which in any way reflects negatively upon UHS.

You agree that, for a period of one year after the severance payments end, you will not directly or indirectly influence or advise any person who is or shall be employed by or in the service of UHS to leave or decline such employment or service to compete with UHS or to enter into employment or service of any competitor of UHS.

9.              Entire Agreement, Governing Law and Construction

This Agreement and Release contain the entire agreement between you and UHS concerning your separation from employment, severance and release of all claims; however, you and UHS agree that your obligations under the UHS Confidentiality and Non Competitions Agreements you have signed will remain in full force and effect.  You may not assign this Agreement and Release, in whole or in part, without the prior written consent of UHS.  This Agreement and Release may not be changed, except in a writing that details the change and is signed by both you and UHS.

This Agreement and Release will be governed and enforced solely under the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof.  If any portion of this Agreement and Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement and Release will remaining effect.

10.       Remedies for Breach

If you breach or challenge the enforceability of this Agreement and Release and do not prevail, you agree to reimburse UHS for any monetary consideration received by you pursuant to this Agreement and Release and you agree to pay the reasonable attorneys’ fees and costs that UHS incurs in enforcing this Agreement and Release; provided, however, that this provision has no applicability to claims that cannot be waived under the Age Discrimination in Employment Act, including the right to challenge whether this Agreement and Release constitutes a knowing and voluntary waiver of claims within the meaning of the Act.

11.       Acknowledgement

By my signature below, I acknowledge and certify that:

a.               I have read and understand all of the terms of this Agreement and Release and do not rely on any representation or statement, written or oral, not set forth in this Agreement and Release; specifically I understand that this Agreement and Release includes a waiver and release of legal rights I may have;

b.              I have had a reasonable period of time to consider this Agreement and Release;

c.               I am signing this Agreement and Release knowingly and voluntarily and without pressure, and after having given the matter full and careful consideration;

d.              I have been advised to consult with an attorney of my choosing before signing this Agreement and Release and I have had the opportunity to do so;

e.               I have the right to consider the terms of this Agreement and Release for at least 21 days and if I take fewer than 21 days to review this Agreement and Release, I hereby waive any and all rights to the balance of the 21 day review period;

f.                 I have the right to revoke this Agreement and Release within 15 days after signing it, by providing written notice of revocation directed to Walter Chesley, Senior Vice President, Human Resources, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439.  If I revoke this Agreement and Release during this 15-day period, it becomes null and void in its entirety; and

f.                This Agreement and Release is not effective if it is signed before my Termination   Date.

If you accept this Agreement and Release, please sign both copies, then return both signed original copies to Walter Chesley, Senior Vice President, Human Resources, Universal Hospital Services, Inc., 6625 West 78th Street, Suite 300, Minneapolis, MN 55439 for countersignature.  We will send you a fully executed original for your records.

UNIVERSAL HOSPITAL SERVICES, INC.	AGREED TO AND ACCEPTED BY:

Date:	Date:

Acknowledgment of Returned Property

I hereby certify that unless otherwise agreed to, that I have returned to UHS all property belonging to UHS, including without limitation, any cellular telephone, pagers, PDA, laptops, all computer and phone equipment, diskettes, books and marketing materials, reference materials, notes, documents, customer and vendor information, keys, security cards, files and any proprietary and/or confidential information, including but not limited to confidential information relating to customer lists, relations, employees, pricing for products and services and strategic planning information.  I also certify that I have purged all information and data relating to UHS from any home or personal computer or other electronic device, without retaining any copies of such information or data.

Signature

Date